Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-149950, 333-168848 and 333-196193) of Information Services Group, Inc. of our report dated November 28, 2016, relating to our audit of the consolidated financial statements of Alsbridge Holdings, Inc. and its subsidiaries, included in this Current Report on Form 8-K/A of Information Services Group, Inc.

/s/ BKD, LLP

Dallas, Texas

February 16, 2017